Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 7, 2022, by and between Townsquare Media, Inc., a Delaware corporation (the “Company”), and Bill Wilson (“Executive”).

RECITALS

WHEREAS, Executive and the Company are party to that certain Employment Agreement, dated as of October 16, 2017, as amended on April 27, 2018 and on December 9, 2019 (the “Prior Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Executive, and Executive hereby desires to continue to be employed by the Company, pursuant to the terms and conditions contained in this Agreement, which shall supersede the Prior Employment Agreement in its entirety effective as of the Commencement Date.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.               Commencement Date; Term; Effect on Other Agreements.

(a)            The initial term of Executive’s employment under this Agreement shall be for the period commencing on October 7, 2022 (the “Commencement Date”) and ending on the fifth (5th) anniversary of the Commencement Date (the “Initial Term”). Thereafter, the term of Executive’s employment under this Agreement shall extend automatically for consecutive periods of one year (each, a “Renewal Term”), unless either party provides written notice of non-renewal not less than ninety (90) days prior to the end of the employment term as then in effect or unless Executive’s employment terminates in accordance with Section 5 hereof. The Initial Term together with any Renewal Term are herein referred to as the “Employment Term”.

2.               Employment. During the Employment Term:

(a)            Executive shall be employed as the Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”). Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities. Unless otherwise agreed by Executive, Executive’s principal place of employment shall be at the Company’s offices in Purchase, New York; provided, that, Executive shall be permitted to work remotely; provided, further, that Executive understands and agrees that Executive may be required to travel from time to time for business purposes, subject to the Company’s travel policy.

(b)            At, or any time after, the time of Executive’s termination of employment with the Company for any reason or no reason, Executive shall promptly resign from Executive’s position as an officer, director, manager or member of any of the Company’s subsidiaries and affiliates if requested to do so by the Company, and Executive hereby agrees to execute such additional documentation or to take any other action as the Company may request to effectuate the foregoing. The preceding sentence shall survive any termination of the Employment Term.

(c)            During the Employment Term, Executive shall devote substantially all of Executive’s professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder, and prior to joining or agreeing to serve on any corporate, civil or charitable boards or committees, Executive shall obtain prior written approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed automatically given in respect of service on the boards and committees listed on Exhibit A attached hereto, in each case, subject to Executive’s compliance with this Agreement, including, but not limited to, Sections 9 and 10 hereof; provided, that the foregoing shall not prevent Executive from managing Executive’s personal and family investments, participating in industry organizations and delivering lectures at educational institutions, and otherwise engaging in charitable activities, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of Executive’s responsibilities hereunder or create a potential business or fiduciary conflict.

(d)            During the Employment Term, Executive shall comply in all material respects with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to Executive’s position with the Company and as an employee and fiduciary of the Company, as in effect from time to time and made available to Executive.

3.               Annual Compensation.

(a)            Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $1,450,000 (“Base Salary”), provided, that such Base Salary rate shall be retroactive to January 1, 2022, with the difference in the annual base salary and Base Salary payable during the period beginning on January 1, 2022 through the Commencement Date to be paid on the first regular payroll date occurring after the Commencement Date. The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Employment Term, the Base Salary shall be reviewed annually and may be adjusted at the discretion of the Compensation Committee of the Board (the “Committee”).

(b)            Annual Bonus. For each complete fiscal year of the Company ending during the Employment Term, including fiscal year 2022, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) based on a target bonus opportunity of one hundred percent (100%) of Executive’s Base Salary (the “Target Bonus Opportunity”), based on the achievement of performance metrics approved by the Committee and, if earned, payable in accordance with the Company’s customary practices applicable to annual bonuses paid to the Company’s senior executives, but in no event later than March 15 of the calendar year immediately following the calendar year during which such bonus was earned. Except as expressly set forth in Section 5 hereof, any Annual Bonus payable under this Section 3(b) shall be subject to Executive’s continued employment with the Company through the payment date of such bonus.

(c)            Sign-On Award. Within thirty (30) days of the Commencement Date, the Company shall pay Executive a single lump sum cash payment equal to $1,450,000 (the “Sign-on Award”); provided, that in the event Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (each as defined in Section 5) within one (1) year following the Commencement Date, Executive shall repay the Sign-on Award to the Company within thirty (30) days of the Termination Date (as defined in Section 6).

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(d)            Equity; Long-Term Incentive Awards. During the Employment Period, subject to approval by the Committee, Executive will continue to be eligible to participate in such equity or other long-term incentive compensation programs that are made available to the Company’s senior executives (including, without limitation, the Townsquare Media, Inc. 2014 Omnibus Incentive Plan, as such may be amended from time to time (the “Incentive Plan”) and any successor plan thereto), at the level determined by the Committee, in its sole discretion, consistent with Executive’s role and responsibilities (any such awards granted pursuant to this Section 3(d) and any other equity awards in respect of Company common stock held by Executive, collectively, the “Equity Awards”).

4.               Other Benefits. During the Employment Term:

(a)            Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, and made available to senior executives of the Company (other than any Executive Chairman) as in effect from time to time, including, without limitation, all retirement, profit sharing, savings, vacation, sick leave, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans in accordance with the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be at least as favorable to Executive as other senior executives of the Company (other than any Executive Chairman).

(b)            Paid Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to senior executives of the Company as in effect from time to time.

(c)            Business Expenses. The Company will promptly reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures, as such policies and procedures may be modified with respect to all senior executives of the Company. Such reimbursement shall occur as promptly as practicable, but in no event occur later than March 15 of the calendar year immediately following the calendar year in which the expenses were incurred.

5.                Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below.

(a)            Death. Executive’s employment shall be terminated as of the date of Executive’s death, and Executive’s beneficiaries shall be entitled to the benefits provided in Section 7(b) hereof.

(b)            Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability (as defined in the Incentive Plan), and in the event of the termination of Executive’s employment by the Company due to Executive’s Disability, Executive shall be entitled to the benefits provided in Section 7(b) hereof.

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(c)            Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 6 below), and Executive shall be entitled only to the benefits provided in Section 7(a) hereof (other than any amount payable pursuant to Section 7(a)(ii) hereof). “Cause” shall mean, for purposes of this Agreement: (1) conviction of, or plea of guilty or nolo contendere to any felony or other criminal act involving fraud, moral turpitude or dishonesty; (2) commission of any act of fraud, embezzlement, or theft in dealings with the Company or its affiliates; (3) willful misconduct that is materially injurious to the Company; (4) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (5) willful and continued refusal by Executive to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness) after written notice identifying the deficiencies and a reasonable opportunity for cure; (6) a material violation by Executive of any material provision of this Agreement or any other material covenants to the Company; or (7) habitual intoxication or continued use of illegal drugs.

(d)            Without Cause. The Company may terminate Executive’s employment without Cause by delivering to Executive a Notice of Termination, and Executive shall be entitled to the benefits provided in Section 7(c) or Section 7(d) hereof, as may be applicable.

(e)            Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) in accordance with this Section 5(e), and Executive shall be entitled to the benefits provided in Section 7(c) or Section 7(d) hereof, as may be applicable. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in Sections 5(e)(i) through (iv) below, without Executive’s consent, that are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after Executive delivers to the Company a Notice of Termination setting forth in reasonable detail the particular events or conditions that constitute Good Reason (provided that such notice must be given to the Company within thirty (30) days of Executive becoming aware of such condition). The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty (30)-day notice period. To terminate for Good Reason, Executive must terminate Executive’s employment for Good Reason within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above, otherwise, any claim of such events or conditions as “Good Reason” shall be deemed irrevocably waived by Executive.

(i)             Diminution of Responsibility. Any material reduction in Executive’s duties or responsibilities as in effect immediately prior thereto, or assignment of duties materially inconsistent with Executive’s title and authority;

(ii)            Compensation Reduction. Any material reduction in Executive’s Base Salary or Target Bonus Opportunity; provided, that a general reduction in base salaries or target bonus opportunities that applies to each of the Company’s senior executives in substantially the same proportions shall not constitute Good Reason; or

(iii)            Company Breach. Any other material breach by the Company of any material provision of this Agreement, which will be deemed to include failure of a successor to the Company to assume this Agreement in accordance with Section 12(b)(i) below.

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(iv)            Going Private Transaction. The Company completes a “Going Private Transaction.” For purposes of this Agreement, the term “Going Private Transaction” shall mean a transaction that constitutes a Change in Control and results in the occurrence of both of the following events: (A) the Company’s common stock is no longer listed on any national securities exchange and (B) the Company is no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

(f)            Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment, and Executive shall be entitled to the benefits provided in Section 7(a). The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty (30)-day notice period.

6.              Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the date of the termination of Executive’s employment (such date, the “Termination Date”), the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

7.              Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:

(a)            Termination by the Company for Cause or by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, in each case, the Company shall pay Executive the following amounts, as earned or accrued hereunder through the Termination Date, within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law): (i) any accrued and unpaid Base Salary, (ii) any Annual Bonus earned but unpaid prior to the Termination Date, (iii) any accrued but unused paid time off in accordance with Company policy, (iv) reimbursement for any reasonable and necessary expenses incurred by Executive in accordance with the Company’s applicable policies and (v) any amount or benefit as may be due or payable in accordance with the terms of any Company benefit plan or program (collectively, the “Accrued Compensation”).

(b)            Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, in each case, the Company shall pay Executive (or Executive’s beneficiaries, as applicable) the Accrued Compensation and, subject to Executive’s (or Executive’s estate, if applicable) satisfaction of the release requirements set forth in Section 12(e) of this Agreement, Executive shall be entitled to receive (i) an amount equal to the Annual Bonus that Executive would have been entitled to receive for the fiscal year in which the Termination Date occurs, based on actual achievement through the Termination Date as determined in accordance with the terms of the Company’s applicable bonus program and prorated for the number of days Executive worked for the Company during such fiscal year (the “Prorated Bonus Payment”), paid at the same time as such bonus payment would otherwise have been paid absent Executive’s termination, and (ii) one hundred percent (100%) of Executive’s unvested Equity Awards shall become fully vested and exercisable, as applicable; provided, that, to the extent any of the Equity Awards are subject to performance conditions which could result in vesting at a level greater than target, then for purposes of the foregoing, the performance level for such Equity Awards will be deemed to be at target as of the Termination Date.

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(c)            Termination by the Company without Cause, by Executive for Good Reason or Due to Non-Renewal of the Employment Term by the Company. If Executive’s employment by the Company is terminated (x) by the Company without Cause, (y) by Executive for Good Reason, or (z) by Executive within ten (10) days prior to the expiration of the Employment Term due to the non-renewal of the Employment Term by the Company in accordance with Section 1(a) hereof, in each case, then the Company shall pay Executive the Accrued Compensation and, subject to Executive’s satisfaction of the release requirements set forth in Section 12(e) of this Agreement and Executive’s continued compliance with Sections 9 and 10 of this Agreement, Executive shall be entitled to the following benefits:

(i)            The Company shall pay Executive the Prorated Bonus Payment, paid at the same time as such bonus payment would otherwise have been paid absent Executive’s termination;

(ii)            The Company shall pay Executive as severance pay, in lieu of any other severance compensation under any Company severance plan or policy of general applicability, an amount in cash equal to one and one-half (1.5) (the “Severance Multiple”) times the sum of Executive’s Base Salary and Target Bonus Opportunity, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason, payable in equal monthly installments for a period of twelve (12) months following the Termination Date (the “Severance Payments”), subject to Sections 8 and 12(e) hereof;

(iii)            Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay Executive for the full amount of COBRA premiums incurred by Executive to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (the “Continued Benefits”) through the period starting on the Termination Date and ending on the earliest to occur of (x) eighteen (18) months following the Termination Date (the “Benefit Continuation Period”), (y) the date on which Executive first becomes eligible for group health insurance coverage through a new employer, or (z) the date on which Executive ceases to be eligible for COBRA continuation coverage; and

(iv)            Unless otherwise agreed to in writing between the parties hereto, fifty percent (50%) of any Equity Awards that are unvested as of the Termination Date shall become immediately and fully vested and exercisable (provided, that, to the extent any of the Equity Awards are subject to performance conditions which could result in vesting at a level greater than target, then for purposes of the foregoing, the performance level for such Equity Awards will be deemed to be at target as of the Termination Date), and the remaining fifty percent (50%) of any unvested Equity Awards shall be forfeited, subject to Section 7(d)(iii).

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(d)            Termination by the Company without Cause or by Executive for Good Reason in Connection with a Change in Control. If, during the Employment Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twenty-four (24) months following a Change in Control or within twelve (12) months prior to a Change in Control (as such term is defined in the Incentive Plan), then the Company shall pay or provide the Accrued Compensation, subject to Executive’s satisfaction of the release requirements set forth in Section 12(e) of this Agreement and Executive’s continued compliance with Sections 9 and 10 of this Agreement and in lieu of the payments and benefits set forth in Section 7(c):

(i)            The Company shall make the Severance Payments to the Executive; provided that for purposes of this Section 7(d)(i), the Severance Multiple shall be two and one-half (2.5) if such termination occurs during the Employment Term;

(ii)            The Company shall pay the Prorated Bonus Payment to Executive;

(iii)            100% of any unvested Equity Awards shall become immediately and fully vested and exercisable, as applicable; provided, that, to the extent any of the Equity Awards are subject to performance conditions which could result in vesting at a level greater than target, then for purposes of the foregoing, the performance level for such Equity Awards will be deemed to be at target as of the Termination Date; and

(iv)            The Company shall provide the Continued Benefits as set forth in Section 7(c)(iii) for a Benefit Continuation Period of twenty-four (24) months.

(e)            No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Section 7 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(f)            Exclusive Right to Severance Benefits. Executive agrees that the severance benefits to be provided to Executive in accordance with the terms and conditions set forth in this Agreement are intended to be exclusive. Executive hereby knowingly and voluntarily waives any right Executive might otherwise have to participate in or receive termination benefits under any other plan, program or policy of the Company providing for severance or termination pay or termination benefits (but not any other vested or accrued benefits under and in accordance with the terms of any applicable employee benefit plans of the Company). Executive also agrees that the severance benefits to be provided to Executive in accordance with the terms and conditions set forth in this Agreement shall be reduced by any other severance payments to which Executive is entitled under applicable law as a result of termination of Executive’s employment by the Company and which Executive actually receives, including, without limitation, any federal, state or local law with respect to plant closings or mass layoffs following termination or the like, exclusive only of any right to unemployment insurance benefits to which Executive may be entitled under applicable law.

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(g)            Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) but for this Section 7(g), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7(g) will be made in writing by a nationally-recognized accounting firm selected jointly by the Company and Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award shall be reduced on a pro-rata basis. The Company and Executive agree that (A) any payments and benefits to which Executive is entitled pursuant to Section 7 are compensation for Executive’s compliance with the restrictive provisions of Section 10 and (B) the Company shall make reasonable efforts to mitigate the payments and benefits that would be subject to the excise tax imposed by Section 4999 of the Code and to maximize the net after-tax proceeds received by Executive; provided that such actions do not result in payment of any increased compensation to Executive, do not provide for any gross-up or indemnity for potential excise taxes and do not reduce the payments and benefits to which Executive is otherwise entitled (except as required pursuant to this Section 7(g)).

(h)            Cooperation. Following the termination of Executive’s employment for any reason or no reason, Executive agrees to reasonably cooperate with the Company and its subsidiaries and affiliates and their respective directors, officers, attorneys and experts, and take all actions the Company or its subsidiaries or affiliates may reasonably request, with respect to any investigation, government inquiry, administrative proceeding or litigation relating to any matter in which Executive was involved during the Employment Term. Any cooperation requests shall take into account Executive’s personal and business commitments, and Executive shall be reasonably compensated for Executive’s time (if appropriate for the matter) and further reimbursed for any reasonable expenses incurred in connection with such cooperation within thirty (30) days of providing an invoice to the Company.

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8.               Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that are non-qualified deferred compensation and are payable due to Executive’s “separation from service”, which would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Termination Date (or death, if earlier). For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In no event shall the Company or any of its subsidiaries or affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9.               Confidential Information; Assignment of Intellectual Property.

(a)            Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company shall make available to Executive, or Executive shall have access to, certain Confidential Information (as defined below) of the Company and its subsidiaries and affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole property of the Company and its affiliates and subsidiaries.

(b)            Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information shall be kept confidential by Executive, shall not be used in any manner that is detrimental to the Company, shall not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and shall be safeguarded by Executive from unauthorized disclosure. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided, that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

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(c)            Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive shall return to the Company all written Confidential Information and other property of the Company and Executive shall return or destroy all copies of any analyses, compilations, studies or other documents containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, Executive shall, if requested by the Company in writing, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 9(c).

(d)            For the purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information concerning the Company and its affiliates and subsidiaries, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulas, marketing studies relating to prospective business opportunities and all other concepts, ideas, trade secrets, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is or becomes generally available to the public (other than as a result of a disclosure by Executive, directly or indirectly, that is not authorized by the Company), (ii) information obtained by Executive on a non-confidential basis, if the source of this information was not reasonably known to Executive to be bound by a duty of confidentiality and (iii) information that Executive can establish was independently developed by Executive without reference to Confidential Information.

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(e)            Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, its subsidiaries and/or affiliates, and that are made or conceived by Executive, solely or jointly with others, during Executive’s employment with the Company, or (ii) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company, its subsidiaries or affiliates (or their respective designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). Executive will keep reasonable written records (the “Records”), in the manner prescribed by the Company, its subsidiaries or affiliates of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company, its subsidiaries or affiliates. The Records shall be the sole and exclusive property of the Company, its subsidiaries or affiliates, and Executive will surrender them upon the termination of Executive’s employment with the Company, or upon the Company’s, any of its subsidiaries’ or affiliates’ request. Executive irrevocably conveys, transfers and assigns to the Company, its subsidiaries and/or affiliates the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Executive’s employment with the Company, together with the right to file, in Executive’s name or in the name of the Company, its subsidiaries or affiliates (or their respective designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to Executive’s employment with the Company, its subsidiaries or affiliates, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company, its subsidiaries or affiliates to perfect, record, enforce, protect, patent or register the Company’s, its subsidiaries’ or affiliates’ rights in the Inventions, all without additional compensation to Executive from the Company, its subsidiaries or affiliates. Executive will also execute assignments to the Company, its subsidiaries or affiliates (or their respective designee) of the Applications, and give the Company, its subsidiaries or affiliates and their respective attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s, its subsidiaries’ and affiliates’ benefit, all without additional compensation to Executive from the Company, its subsidiaries or affiliates.

(f)            In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, its subsidiaries and affiliates and Executive agrees that the Company, its subsidiaries and affiliates will be the sole owners of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, its subsidiaries or affiliates, Executive hereby irrevocably conveys, transfers and assigns to the Company, its subsidiaries or affiliates, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company, its subsidiaries or affiliates.

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(g)            Executive’s obligations under this Section 9 shall survive the termination of the Employment Term.

10.            Restrictive Covenants.

(a)            Covenant Not to Compete. Executive acknowledges that (i) Executive performs services of a unique nature for the Company, its subsidiaries and affiliates that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, its subsidiaries and affiliates, (ii) Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, its subsidiaries or affiliates, (iii) in the course of Executive’s employment with a Competitive Enterprise, Executive would inevitably use or disclose such Confidential Information, (iv) the Company, its subsidiaries and affiliates have substantial relationships with their customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company, its subsidiaries and affiliates, and (vi) Executive has generated and will continue to generate goodwill for the Company, its subsidiaries and affiliates in the course of Executive’s employment. Accordingly, Executive agrees, during Executive’s employment or service with the Company or any of its affiliates or subsidiaries and for a period of twenty-four (24) months thereafter (the “Restricted Period”), that Executive shall not, directly or indirectly, alone or jointly, with any person or entity, participate in, engage in, consult with, advise, be employed by, own (wholly or partially), possess an interest in, or in any other manner be involved with, any Competitive Enterprise. Notwithstanding the foregoing, Executive shall not be prohibited from passively owning less than one percent (1%) of the securities of any publicly-traded corporation or from working for a private equity fund, hedge fund or similar firm that itself owns, invests or operates a Competitive Enterprise so long as Executive does not, directly or indirectly, participate in, engage in, consult with or advise such Competitive Enterprise and the Competitive Enterprise does not comprise a majority of the fund or firm’s gross revenue.

(b)            Covenant Not to Solicit. Executive agrees, during the Restricted Period, not to: (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its affiliates or subsidiaries, (ii) interfere with or damage any relationship between the Company or any of its affiliates or subsidiaries and a Client or (iii) Solicit any individual who is then an employee or service provider of the Company or any of its affiliates or subsidiaries (or who was an employee or service provider of the Company or any of its affiliates or subsidiaries within the prior twelve (12) months) to resign from the Company (or any of its affiliates or subsidiaries, if applicable) or to apply for or accept employment or service with any other business or enterprise except pursuant to a general solicitation of employment or service which is not directed specifically to any such employees or service providers.

(c)            Non-Disparagement. During the Employment Term and at all times thereafter, Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its subsidiaries, affiliates or any of their respective employees, officers or directors. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Executive’s obligations under this Section 10(c) shall survive the termination of the Employment Term.

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(d)            Definitions. For purposes of this Section 10:

(i)            “Client” means any client or prospective client of the Company or any of its affiliates or subsidiaries to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive’s relationship with, employment by or service to the Company or any of its affiliates or subsidiaries

(ii)            “Competitive Enterprise” means any business enterprise that engages in the Restricted Business in the Territory.

(iii)            “Restricted Business” means the business of (i) owning and/or operating radio stations, (ii) providing digital marketing services or (iii) producing live events.

(iv)            “Solicit” means any direct or indirect communication of any kind, regardless of the party that initiates it, that in any way invites, advises, encourages or requests any party to take or refrain from taking any action.

(v)            “Territory” means anywhere in in the world in which the Company or its subsidiaries or affiliates engages in business as of the Termination Date.

11.            Enforcement of Covenants.

(a)            Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 9 and 10 hereof. Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company, its subsidiaries and affiliates, that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by them. Executive further agrees that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 9 and 10 hereof.

(b)            Executive further acknowledges that the Company shall suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 9 or 10 hereof. Accordingly, Executive agrees that, in addition to any other available remedies the Company shall be entitled to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 9 or 10 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

(c)            The parties further agree that, in the event that any provision of Sections 9 and 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including, without limitation, pursuant to Sections 9 and 10 hereof. In the event of a material violation by Executive of Sections 9 or 10 that is not cured within fifteen (15) days of written notice from the Company, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease.

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12.            Miscellaneous.

(a)            Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, or to participate in an administrative investigation or similar process, and Executive shall not be not required to notify the Company of such reports, disclosures or participation.

(b)            Successors and Assigns.

(i)            This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term the “Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(ii)            Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the, laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(c)            Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided, that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Committee. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

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(d)            Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(e)            Release of Claims. Any and all amounts payable, and benefits or additional rights provided, pursuant to this Agreement beyond the Accrued Compensation shall only be payable if Executive (or, if Executive is deceased, Executive’s estate) delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached as Exhibit B hereto, subject to such changes as are necessary to effect a general release of claims as a result of any changes in applicable law following the Effective Date. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date. Notwithstanding anything to the contrary contained herein, if the Termination Date occurs on or after November 1 of a given calendar year, any such payments payable pursuant to this Agreement will, subject to Section 8 hereof, be paid in January of the immediately following calendar year.

(f)            Modification. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)            Arbitration. If any legally actionable dispute arises under this Agreement or otherwise that cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Such arbitration shall be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have thirty (30) calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS shall provide a list of five (5) available arbitrators and an arbitrator shall be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination of employment including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 12(g) is the exclusive and binding remedy for any such dispute and shall be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 9 or 10 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in New York, New York unless otherwise mutually agreed. Each party shall pay its own proportionate share of the cost of any arbitration brought pursuant to this Section 12(g), and if either the Company or Executive prevails on substantially all material issues in such arbitration, the non-prevailing party shall pay all legal fees reasonably incurred by the Company or Executive, as applicable, in such arbitration. This agreement to arbitrate is freely negotiated between Executive and the Company and is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including, but not limited to, the right to a jury trial.

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(h)            Indemnification & D&O Insurance. The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive will be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, and such indemnification will continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and will inure to the benefit of his heirs, executors and administrators. The Company will cover Executive under directors and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

(i)            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

(j)            No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or shall be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.

(k)            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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(l)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.            Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Employment Agreement. The parties hereto acknowledge and agree that, as of the Commencement Date, the Prior Employment Agreement shall be terminated and of no further force and effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written, to be effective as of the Commencement Date.

TOWNSQUARE MEDIA, INC.

By:	/s/ B. James Ford
Name:	B. James Ford
Title:	Chairman, Compensation Committee of the Board of Directors

EXECUTIVE

By:	/s/ Bill Wilson
Name:	Bill Wilson

Signature Page to Employment Agreement

EXHIBIT A

Radio Chair, National Association of Broadcasters (NAB)

EXHIBIT B

RELEASE AGREEMENT

Consistent with Section 12(e) of the Employment Agreement, dated October 7, 2022, (the “Employment Agreement”), between me and Townsquare Media, Inc. (together with its current and former subsidiaries and affiliated entities, and their respective current and former predecessors, successors, assigns, representatives, affiliates and agents, the “Company”‘) and in consideration for and as a condition of my receipt of certain payments and benefits set forth in the Employment Agreement, as applicable, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, hereby release and forever discharge, and by this instrument release and forever discharge the Company, and its parents, subsidiaries, and related entities, and its and their respective current and former predecessors, successors, parents, subsidiaries, assigns, representatives, agents, attorneys, contractors, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, the “Company Parties”), from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which I ever had, now have, or which may arise in the future regarding any matter arising on or before the date of my execution of this Release Agreement, including, but not limited to, all claims (whether known or unknown, suspected or unsuspected) regarding my employment at or termination of employment from the Company, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, to the maximum extent permitted by law, which could arise under Title VII of the Civil Rights Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Civil Rights Act, 42 U.S.C. § 1981; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Civil Rights Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act; the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; all applicable Connecticut state laws; and any other federal, state or local laws, rules, regulations or ordinances, whether equal employment opportunity laws, rules, regulations or ordinances or otherwise, or, subject to applicable law, any right under any Company pension or welfare plans; provided, however, that I am not releasing any claims for indemnification, claims arising from my ownership of equity interests in the Company, claims for benefits and reimbursements in accordance with the terms of the Company’s benefit plans and arrangements, or claims arising from obligations pursuant to the Employment Agreement that survive my separation from employment, or claims that may not be released as a matter of law, including any whistleblower claim to any governmental regulatory authority (collectively, the “Excluded Claims”).

I represent and agree that I have not filed any lawsuits, claims, complaints, actions, proceedings or arbitrations against any of the Company Parties, or filed or caused to be filed any charges or complaints against any Company Party, with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of my release and discharge of the Company Parties, as set forth herein, to the fullest extent permitted by law, I agree not to sue or file a charge, complaint, grievance or demand for arbitration against any Company Party, in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves a Company Party, and that occurred up to and including the date of my execution of this Release Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body.

I agree not to disclose, nor use for my benefit or the benefit of any other person or entity, any information received in connection with the Company, which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but I know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Such information includes, without limitation, the Company’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company or current or prospective transactions or business of the Company and any “inside information.” I understand that notwithstanding anything to the contrary in this Release Agreement or otherwise, nothing shall limit my rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. I have been notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (x) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (y) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (z) to my attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

I hereby confirm that I have delivered to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by me or coming into my possession during the course of my employment with the Company, which contain or refer to any such proprietary or confidential information.

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:

(1)	I have read and understand this Release Agreement and sign it voluntarily and without coercion;

(2)	I do not waive rights or claims that may arise after the date of my execution of this Release Agreement;

(3)	I have at least [twenty-one (21)]/[forty-five (45)] days from my initial receipt of this Release Agreement in which to review and consider this Release Agreement, although I may opt to execute it sooner (but no earlier than the date my employment with the Company terminates);

(4)	I have been encouraged by the Company to discuss fully the terms of this Release Agreement with legal counsel of my own choosing; and

(5)	for a period of seven (7) days following my signing of this Release Agreement, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

If I elect to revoke this Release Agreement within this seven (7)-day period, I must inform the Company by delivering a written notice of revocation to the Company, attention of the General Counsel of the Company, at 1 Manhattanville Road, Suite 202, Purchase, NY 10577; or facsimile (800) 301-6408, no later than 11:59 p.m. on the seventh calendar day after I sign this Release Agreement. I understand that, if I elect to exercise this revocation right, this Release Agreement shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the applicable payments and benefits set forth in my Employment Agreement that are subject to my executing, and not revoking, this Release Agreement. I further understand that such payments will not begin to be provided unless and until the revocation period expires without my exercising the revocation right. I may, if I wish, elect to sign this Release Agreement prior to the expiration of the [twenty-one (21)]/[forty-five (45)]-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Bill Wilson

Date: